Exhibit C

DECLARATION OF TRUST

This Agreement made the 6th day of December, 2012.

BETWEEN:

KEVIN GODWIN, of the City of Toronto, in the Province of Ontario (hereinafter referred to as the “Director”)

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CANADA PENSION PLAN INVESTMENT BOARD, a federal Crown corporation (hereinafter referred to as “CPPIB”)

WHEREAS the Director is an employee of CPPIB; and

WHEREAS CPP Investment Board PMI-2 Inc. has an investment in Halcón Resources Corporation (“Halcón ”) and the Director is acting as a director of Halcón at the request of and on behalf of CPPIB; and

WHEREAS the Director and CPPIB have agreed that all directors’ fees, consulting fees or any other compensation (including options or other rights to acquire securities) received from or on behalf of Halcón as a result of the Director serving as a director, officer or consultant of Halcón shall be paid or given to CPPIB directly by Halcón. To the extent that all or any part of such amounts are paid or given to the Director directly by Halcón, such amount shall be held in trust by the Director for the sole benefit of CPPIB;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the sum of one dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1.	Declaration of Trust

The Director hereby acknowledges and agrees that all directors’ fees, consulting fees or any other compensation (including options or other rights to acquire securities) received from or on behalf of Halcón that are paid or given to the Director as a result of the Director serving as a director, officer or consultant of Halcón (“Compensation”), shall be and are held in trust by the Director for the sole benefit of CPPIB. The Director further acknowledges and agrees that any Compensation received prior to the date hereof has been held in trust by the Director for the sole benefit of CPPIB from the date of receipt of such Compensation.

2.	Director’s Acknowledgements

(a)	The Director acknowledges and agrees that:

(i)	he has no beneficial interest or rights whatsoever in or with respect to any Compensation whether in cash or otherwise, as well as any proceeds arising therefrom in connection with any sale or other disposition of any Compensation, does not in any manner belong to him or form part of his estate, or constitute amounts or property over which he has any obligations or control, except as set out in this Agreement, but are the property of CPPIB for its own use absolutely; and

(ii)	in the event that he has received or receives any benefit, right or property in connection with any Compensation, he has received and holds and will receive and hold such on behalf of and as agent for CPPIB, and he undertakes to account to CPPIB fully and according to its wishes and directions for any such benefit, right or property.

3.	Compensation Agreements

The parties acknowledge that the Consideration may be subject to and governed by various agreements and documents (the “Compensation Agreements”) and the Director agrees to consult with CPPIB in advance in respect of all decisions required to be made by the Director pursuant to the Compensation Agreements with a view to reaching a mutually agreeable course of action to be taken in respect of such decision, failing which the Director shall make the decision recommended by CPPIB.

4.	Director’s Covenants

The Director covenants and agrees:

(a)	that he will not:

(i)	sell, assign, transfer, convey, encumber or surrender any Compensation other than to CPPIB; or

(ii)	permit any Compensation to become in any way charged, encumbered or affected by any act or omission of the Director;

(b)	in respect of any Consideration represented by securities:

(i)	that he will account to CPPIB for all dividends, rights or income which he may receive in respect of such securities and will forthwith remit such dividends, rights or income to CPPIB;

(ii)	that he will vote such securities at all meetings of the issuer of such securities in accordance with the instructions of CPPIB and he will, upon request of CPPIB, execute from time to time such instruments of proxy in favour of CPPIB or, upon the written instructions of CPPIB, such person, firm or corporation designated by CPPIB;

(iii)	to use his commercially reasonable efforts to assign, transfer and convey registrable title to any such securities to CPPIB, within ten (10) business days of receipt of a written request from CPPIB to do so, subject to any restrictions in applicable securities law or the terms of any relevant Compensation Agreement; and

(iv)	to sell any such securities or to exercise any such convertible securities, within ten (10) business days of receipt from CPPIB of a written request to do so and, in the case of the exercise of convertible securities for cash, sufficient funds to effect such exercise;

(c)	that he will hold all Compensation on behalf of CPPIB and will do all necessary acts and execute all necessary documents to transfer legal title to any Compensation to CPPIB, within ten (10) business days of receipt of a written request from CPPIB to do so;

(d)	to deliver to CPPIB any cash amounts received as or realized from Compensation (including amounts realized on the sale of securities) within ten (10) business days following receipt of such amounts, and the Director shall not be entitled to set off against such amounts any Compensation Expenses (as defined below);

(e)	to provide copies of all Compensation Agreements to CPPIB within ten (10) business days of receipt of same by the Director; and

(f)	to keep and maintain true and accurate books, records and accounts relating to the Compensation and provide access in respect of same to CPPIB.

5.	Reimbursement of Expenses

CPPIB shall reimburse the Director for any arm’s length third party costs and expenses reasonably incurred by the Director in respect of Compensation including taxes paid by the Director in respect of Compensation and fees for legal and other professional services rendered to the Director in respect of matters related to Compensation, other than as a result of any dispute under this Agreement (collectively, “Compensation Expenses”). The Director may deliver to CPPIB a statement of Compensation Expenses at any time and from time to time, provided that any statements in respect of Compensation Expenses incurred by the Director in any given calendar year shall be delivered to CPPIB no later than the end of February in the next calendar year. CPPIB shall deliver a cheque to the Director for the amount of Compensation Expenses in any such statement within ten (10) business days of receipt of same by CPPIB.

6.	Indemnification of Director

CPPIB covenants and agrees to indemnify and save harmless the Director from all costs, actions, demands, charges and expenses of any nature whatsoever whether directly or indirectly resulting from or attributable to the Director holding the Compensation in trust for CPPIB, unless caused by the gross negligence, bad faith or wilful or wanton misconduct of the Director.

7.	Ceasing to Act for Investment Company

If the Director resigns or is removed as a director and officer of Halcón, the Director shall immediately give notice to CPPIB of such resignation or removal and any Compensation received or held by the Director from Halcón. The Director shall, if requested by CPPIB, take any action and sign any documents that may be required by the Director in order that CPPIB may realize the benefit of Compensation not yet delivered to CPPIB, forthwith after being requested to do so, at the expense of CPPIB.

8.	Ceasing to Act for CPPIB

If the Director resigns or his employment with CPPIB is terminated, the Director shall deliver to CPPIB on the effective date of the resignation or termination:

(a)	any cash Compensation not yet delivered to CPPIB;

(b)	a statement of any Compensation Expenses not yet delivered to CPPIB;

(c)	copies of books of account and records kept by the Director pursuant hereto; and

(d)	all Compensation Agreements.

The Director shall, if requested by CPPIB, take any action and sign any documents that may be required by the Director in order that CPPIB may realize the benefit of Compensation not yet delivered to CPPIB, forthwith after being requested to do so, at the expense of CPPIB. Upon compliance with the obligations set out above, CPPIB shall deliver to the Director a cheque for any Compensation Expenses not previously paid to the Director.

9.	Term

This Agreement shall continue until all obligations hereunder have been fulfilled.

10.	Notices

Any notice, direction or request required or permitted to be given hereunder shall be in writing and shall be given by personal service, electronic mail or regular mail with postage fully pre-paid, as follows:

To the Director:

Mr. Kevin Godwin

c/o Canada Pension Plan Investment Board

One Queen Street East, Suite 2500

Toronto, Ontario M5C 2W5

Fax No. (416) 868-4083

email: kgodwin@cppib.ca

To CPPIB:

Canada Pension Plan Investment Board

One Queen Street East, Suite 2500

Toronto, Ontario M5C 2W5

Attention: John Butler

Fax No. (416) 868-4760

email: jbutler@cppib.ca

Any notice, direction or request delivered personally shall be deemed to be received by and given to the addressee on the day of delivery. Any notice, direction or request delivered by telecopier or email shall be deemed to be received by and given to the addressee on the day of delivery if sent during normal business hours on a business day or if sent otherwise, on the next business day. Any notice, direction or request mailed as aforesaid shall be deemed to have been received by and given to the addressee on the third business day following the date of mailing except in the event of a disruption of postal service, in which event notice shall be delivered personally or given by telecopier or e-mail. Any party hereto may from time to time change its address for service herein by giving written notice to the other parties.

11.	Further Assurances

The parties agree to execute and deliver such further documents and do such things as may be necessary in order to give full effect to this Agreement.

12.	Time of Essence

Time shall be of the essence of this Agreement.

13.	Enurement

This Agreement shall enure to the benefit of and be binding on the parties hereto and their respective heirs, legal personal representatives, successors and permitted assigns. This Agreement may be assigned by CPPIB on notice to the Director but may not be assigned by the Director.

14.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario. The parties hereto attorn to the exclusive jurisdiction of the courts of the Province of Ontario in respect of all matters hereunder.

15.	Interpretation

All words used herein in the male gender shall be deemed to include all genders, corporations and Corporations, and the singular number shall include the plural number, as the case may be, whenever the context so requires.

16.	Execution

This Agreement may be executed in any number of counterparts, including facsimile counterparts, with the same effect as if the parties hereto had all signed the document.

IN WITNESS WHEREOF this Agreement is executed as of the effective date first above written.

CANADA PENSION PLAN INVESTMENT BOARD

Per:	/s/ John Butler
Name: John Butler
Title: Senior Vice President – General Counsel and Corporate Secretary

/s/ Shevaughn Murta Witness to the signature of Kevin Godwin	/s/ Kevin Godwin Kevin Godwin

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